Exhibit 10.1

LICENSE OF INTELLECTUAL PROPERTY

        This License of Intellectual Property agreement (“Agreement”) is effective on the Effective Date given hereunder by and between Franklin Covey Co. (“Franklin Covey”), a corporation of the State of Utah having a business address at 2200 West Parkway Boulevard, Salt Lake City, Utah 84119; and Stephen M. R. Covey, an individual residing at 2460 North Canyon Road, Provo, Utah 84604 (“Licensee”).

RECITALS:

A.

Franklin Covey owns certain intellectual property assets, including trade secrets, confidential information, customer lists, trademarks, copyrights and the like ("IP Assets"), which are listed in Schedule A, attached hereto and incorporated herein; and

B.

Franklin Covey owns all rights to the trademark and trade name "Franklin Covey", "7 Habits" and other marks identified on Schedule A (collectively, the "Trademarks") sometimes used in connection with the IP Assets; and

C.	Licensee desires to obtain a non-exclusive license to the IP Assets and Trademarks; and

D.	The parties each desire to be a preferred provider of its goods and services to the other party so as to enhance each party's business opportunities;

        NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein, the parties agree as follows:

1.	License Grant.

a.

 Intellectual Property. Subject to the restrictions set forth in paragraph 1.b, below, Franklin Covey hereby grants to Licensee a non-exclusive license to all rights to the IP Assets within the United States of America, Canada and in each country in which Franklin Covey owns and operates a direct (nonlicensed) office (the "Territory"), subject to the terms and conditions provided herein. Licensee does not have any rights to actively solicit business regarding the IP Assets outside of the Territory, nor to solicit or enter into agreements for the delivery of consulting or training services using the IP Assets outside of the Territory. With respect to business involving the IP Assets, in the event that Licensee has leads for business outside of the Territory, or Licensee has a current client requesting services outside of the Territory, such leads must be transmitted to Franklin Covey using the appropriate referral format. If the referred client requires that Licensee deliver the services outside of the Territory, then Licensee may do so only upon receiving the prior written approval of Franklin Covey. Franklin Covey may charge an additional fee or royalty for services performed by Licensee outside of the Territory.

b.

 Restrictions. Notwithstanding anything contained herein to the contrary, Licensee (i) may only market, use, deliver, sell or otherwise distribute products or services using the IP Assets directly to individual families, parents and children, as well as family, parent and children organizations and groups, including, without limitation, youth groups and home schooling groups, living in the Territory and (ii) may not use or grant a sublicense to any third party to use any of the IP Assets to create, market, sell or distribute a date book organizer, planner or agenda to be sold directly to schools or school districts within the Territory in the Kindergarten through 12th grade market.

c.

 License Personal to Licensee. The License granted hereunder is personal to Licensee and is not assignable or transferable unless expressly permitted in writing by Franklin Covey, except as provided in Paragraph 14(d).

d.	Marketing. Licensee may market himself as, and communicate to clients and potential clients that he is a "Certified Alliance Partner of Franklin Covey."

e.	Products and Manuals. Licensee shall purchase from Franklin Covey at Franklin Covey's cost plus 5%, all manuals, books and other materials used in connection with the IP Assets on an as-needed basis.

f.

 Trademarks. Franklin Covey hereby grants to Licensee a non-exclusive license to use the Trademarks solely in connection with the marketing and use of the IP Assets, subject to the terms and conditions provided herein.

g.

 Derivative Works. Franklin Covey hereby grants Licensee the non-exclusive right to prepare, reproduce, market, sell, distribute and use any modifications, changes, abridgments, additions, updates and other revisions of the IP Assets, specifically excluding Licensee Works ("Derivative Works"), subject to the terms and conditions of this Agreement.

h.

 Grant of Sublicenses. Licensee shall have the right to grant (i) sublicenses to Licensee's clients to use the IP Assets as end users pursuant to an end user agreement in substantially the form of Exhibit 1.h.1 and (ii) sublicenses to third party service providers in substantially the form attached hereto as Exhibit 1.h.2. Subject to Franklin Covey's written consent, which shall not be unreasonably withheld, Licensee shall have the right to sublicense the rights to the IP Assets and Derivative Works to third party providers of goods and services that are based upon the IP Assets ("Sublicensees"); provided that all revenue received by Licensee from such Sublicensees shall constitute revenue for purpose of calculating royalties payable to Franklin Covey hereunder.

i.

 Certified 7 Habits Client Facilitators. With Franklin Covey's approval, and subject to conditions established by Franklin Covey regulating such activity, Licensee may have limited access to Certified 7 Habits Client Facilitators through Franklin Covey's database to pursue and procure the assistance of such facilitators in carrying out Licensee's licensed activities hereunder.

2.

Term.his Licensee shall commence on the Effective Date and expire on the 10th anniversary of the Effective Date unless terminated earlier by provision of this Agreement. This License may be extended annually, upon mutual written agreement signed by both parties during the sixty day period commencing on the anniversary of the Effective Date and ending on the date sixty days thereafter, to add one additional year to the remaining term of the License and to modify such other terms of the License as agreed upon by the parties.

3.	Ownership of Rights.

a.

 Ownership. The IP Assets, the Trademarks and the Derivative Works are the exclusive proprietary property of Franklin Covey and are made available to Licensee to the extent expressly provided herein solely under this license from Franklin Covey. Licensee's rights under this Agreement constitute a license, not a purchase of any of the materials or intellectual property except as provided herein. Any customized consulting services based upon, incorporating or otherwise using the IP Assets for individual clients shall be Derivative Works owned by Franklin Covey. Franklin Covey acknowledges that Licensee may create works that do not contain, in whole or in part, the IP Assets, Trademarks or other of Franklin Covey's proprietary property or that use Franklin Covey's IP Assets, Trademarks or other proprietary property only in a manner that constitutes fair use or for which permission for quotes or excerpts has been obtained ("Licensee Works"). Franklin Covey shall not claim any rights including ownership in any Licensee Works except for permitted quotes or excerpts from the IP Assets. Licensee shall not use any Trademarks in connection with any Licensee Works without Franklin Covey's written consent, which consent shall not unreasonably be withheld.

b.

 Perfecting Ownership. Licensee shall assist Franklin Covey, at Franklin Covey's expense, in whatever action may be necessary to record, register or otherwise perfect Franklin Covey's rights in and to the IP Assets, Trademarks and Derivative Works. If and to the extent Licensee engages the assistance of independent contractors in creating or developing any Derivative Works, Licensee shall obtain a transfer of all rights to Franklin Covey of any rights of the independent contractors, subject to the terms of this Agreement.

c.

 No Inconsistent Contractors or Relationships. Licensee shall not employ or contract with any person or entity, including a government employee or representative, to assist or become involved in developing a Derivative Work if that person or entity has a contractual or legal relationship, the effect of which encumbers any proprietary rights to the Derivative Work or which purports to transfer any proprietary rights in the Derivative Work to another entity. With respect to the IP Assets, Licensee shall not enter into agreements to receive funding or grants which purport to transfer to a third party any proprietary rights or which would result in any other entity besides Franklin Covey owning such proprietary rights.

4.	Trademark and IP Assets Restrictions.

a.

 Trademarks Use. Licensee shall only use the Trademarks in conjunction with one or more other words, if such Trademark use has been approved by Franklin Covey. Licensee may not use the Trademarks on or in connection with any goods or services without first obtaining the advance written approval of Franklin Covey with respect to the words, design and artwork for the Trademarks, as well as the nature and quality of the goods or services with which each Trademark is to be used, which approval shall not be unreasonably withheld.

b.

 Quality Standards. Licensee agrees that the Trademarks and IP Assets are distinctive and the goods and services associated with the Trademarks and associated with or derived from the IP Assets have distinctive goodwill and a reputation for high quality and standards. Licensee agrees to conform to all quality standards ("Quality Standards") established by Franklin Covey, both explicitly by guidelines which may be provided by Franklin Covey from time to time and implicitly by the quality of goods and services which are or have been provided by Franklin Covey in association with the Trademarks and IP Assets.

c.

 Right to Inspect. Franklin Covey shall have the right to inspect and request samples of the goods or services, and all advertising and marketing documents related thereto, which are used in association with the Trademarks and in association with or derived from the IP Assets. Licensee shall make any and all changes reasonably suggested by Franklin Covey in the advertising or marketing documents for said goods and services, as well as any changes suggested by Franklin Covey in the quality, form, presentation or packaging of said goods and services.

d.

 Marking and Notice.Licensee shall use a "TM" or "(R)" notice, whichever is appropriate, after each use of each Trademark and shall give written attribution to Franklin Covey for ownership of each Trademark. Licensee shall provide appropriate copyright notices attributing ownership to Franklin Covey, including notices provided by Franklin Covey, on any materials based on or derived from the IP Assets or Derivative Works.

e.

 Trademark Use.All trademark rights in and to any class of goods or services developed by reason of Licensee's use of the Trademarks, within the terms of and subject to the conditions of this Agreement, shall be owned by and inure to the benefit of Franklin Covey. Licensee agrees to execute such documentation as shall be required to effectuate the intent of this paragraph.

5.	Derivative Work Restrictions.

a.	Samples of Derivative Works.Licensee shall submit two (2) samples of each Derivative Work to Franklin Covey's designated representative.

b.

 Franklin Covey's Rights.Nothing herein shall preclude or otherwise restrict Franklin Covey's right (a) to prepare its own Derivative Works based upon or derived from the IP Assets, and (b) to make any and all use of the Trademarks, including but not limited to the preparation, use, distribution and sale of goods or services bearing the Trademarks for the same goods or services or in the same trademark classifications as Licensee has used or will use the Trademarks.

c.

 Limitations on Derivative Works.Licensee shall not make any Derivative Works or any other use of any other Franklin Covey products, materials, intellectual property or programs not licensed hereunder, without the advance written approval of Franklin Covey. Licensee shall obtain written permission for Licensee and Franklin Covey to use third party materials in any Derivative Work and shall provide Franklin Covey with a copy of such permission at the time that Licensee submits such proposed Derivative Work to Franklin Covey for its approval, pursuant to paragraph 5.a, above.

6.	Fees and Royalties.

a.

 Initial Fee.In consideration of the rights granted to Licensee under this Agreement, upon execution of this Agreement, Licensee shall pay Franklin Covey Fifteen Thousand Dollars ($15,000.00) (the "Initial Fee").

b.

 Ongoing Royalty Fees.Licensee shall make mandatory ongoing monthly royalty payments to Franklin Covey ("Royalty" or "Royalties") in the amount of ten percent (10%) of Revenues. The term "Revenues" means all gross revenues received or due to the Licensee (including any authorized subsidiaries, subcontractors, sublicensees and affiliates of Licensee), regardless of the channel of sale used, from any and all sources, including all products, materials and services, including consulting and presenting services, that are sold and/or invoiced by Licensee that in any way or in any format include all or a portion of the IP Assets, less out-of-pocket expenses incurred by Licensee and billed to a client.

7.	Royalty Reporting and Payment.

a.

No later than ten (10) business days after the close of every calendar month during the Term of this Agreement, Licensee shall submit a report to Franklin Covey (in a format acceptable to Franklin Covey) identifying all of Licensee's Revenues for the prior month. The Royalty payment for each month, as well as any other payments due to Franklin Covey (other than the Initial Fees) ("Payments") will be made by Licensee no later than ten (10) business days after the receipt by Licensee of an invoice from Franklin Covey.

b.	All Payments will be made by wire transfer, in immediately available U.S. dollars, to an account designated by Franklin Covey.

c.

Licensee will make all Payments free and clear of any tax, deduction, offset or withholding of any kind. All taxes and penalties (other than those associated with Franklin Covey's income) levied on any Payments will be fully borne by Licensee. If Licensee or any other person is required by law to make any deduction or withholding on account of any tax, assessment, duty or levy charged against any Payments, Licensee will pay any such tax, assessment, duty or levy before the date on which a penalty for nonpayment or late payment attaches. Payment of such tax, levy, duty or assessment is to be made (if the liability to pay is imposed on Licensee) for Licensee's own account or (if the liability to pay is imposed on Franklin Covey) on behalf of and in the name of Franklin Covey. Payments by Licensee in respect of which the relevant deduction, withholding or payment (including any penalties) is required will be increased to the extent necessary to ensure that, after the making of the deduction, withholding or payment of such tax, levy, duty or assessment, Franklin Covey receives on the due date and retains (free from any liability in respect of the deduction, withholding or payment) a net sum equal to what Franklin Covey would have received and retained had no such deduction, withholding or payment been required or made. Licensee will immediately furnish to Franklin Covey certified receipts of the payment of any deduction, withholding or payment made, on its account or Franklin Covey's account. Licensee agrees to defend, indemnify and hold harmless Franklin Covey from all claims, suits, liabilities and expenses (including without limitation legal fees) suffered or incurred by Franklin Covey as a result of Licensee's failure, for whatever reason, duly to pay any such taxes.

d.

Interest shall accrue on all Payments not paid by Licensee or Franklin Covey, as the case may be, when due under this Agreement from the due date until the date of payment, at the lesser of the rate of one and one-half percent (1.5%) per month or the maximum legal rate allowed under applicable law.

e.

Franklin Covey shall have the right, upon reasonable notice to Licensee, to audit Licensee's books and records reasonably necessary to determine the accuracy of the Payments made hereunder and Licensee's use of the IP Assets. In the event Franklin Covey's audit reveals an underpayment to Franklin Covey in excess of five percent (5%), Licensee shall pay the costs incurred by Franklin Covey in performing the audit. In the event two or more of Franklin Covey's audits performed at any time during the Term reveal underpayments to Franklin Covey in excess of ten percent (10%), Franklin Covey may terminate this Agreement upon written notice to Licensee.

8.	Preferred Providers.

a.

Licensee agrees that Franklin Covey will be its preferred provider for all goods and services typically offered by Franklin Covey and not licensed to Licensee hereunder, and that Licensee will refer each non-Franklin Covey client who requests or is interested in goods, or services offered by Franklin Covey to the appropriate Franklin Covey representative (each a "Licensee Lead"). For each initial sale made by Franklin Covey resulting from a Licensee Lead, Franklin Covey shall pay Licensee five percent (5%) ("Preferred Provider Royalty") of Revenue (defined above and applicable to Franklin Covey) received by Franklin Covey from such sale.

b.

Franklin Covey agrees that Licensee will be one of its preferred providers, and to give Licensee's contact information to each non-Licensee client who requests or is interested in family effectiveness training (each a "Franklin Covey Lead"). For each initial sale made by Licensee resulting from a Franklin Covey Lead, Licensee shall pay Franklin Covey five percent (5%) ("Preferred Provider Royalty") of Revenue (defined above) received by Licensee resulting from such sale.

c.	Each party shall have the right to offset monthly any Preferred Provider Royalty due and payable to it against any amounts due and payable by it to the other party.

9.	Performance by Licensee.

Licensee shall notify Franklin Covey of all marketing activities and provide representative copies of marketing materials to Franklin Covey. Franklin Covey shall have the right to comment and require revisions of Licensee’s marketing activities and materials, at Franklin Covey’s discretion.

10.	Confidentiality.

a.

Definition"Confidential Information" means non-public information designated by either party as being confidential or which, under the circumstances surrounding disclosures ought to be treated as confidential including all confidential information and materials listed in Schedule A. Confidential Information includes but is not limited to any non-public written information, tangible materials and documents provided by a party to the other party, including documents provided in confidence prior to and at the time of this Agreement.

b.

Maintain Confidentiality.Each party agrees to hold said Confidential Information in strict confidence and not to disclose the Confidential Information to any third parties or use it for any commercial purpose without the prior written permission of the disclosing party, except under compulsion of judicial or administrative process. Each party shall take reasonable security precautions to prevent wrongful disclosure or use of the Confidential Information. Each party may disclose the Confidential information to its employees and independent contractors, but only on a need-to-know-basis and only under a written confidentiality agreement.

c.

Wrongful Use.Each party shall promptly inform the other party in writing of any misappropriation, unauthorized use, or disclosure of the Confidential Information and shall cooperate in every reasonable way in a party's efforts to prevent further disclosure and to obtain possession of the misappropriated Confidential Information.

d.

Return of Confidential Materials.Upon written request from the disclosing party, the receiving party shall return to the disclosing party all documentation, materials and other items containing the Confidential Information and all copies thereof that are in the receiving party's possession or control.

11.

Noncompete; Nondisclosure.Consistent with the Sabbatical Letter Agreement dated November 25, 2002, Licensee agrees that during the period of time from the Effective Date to December 31, 2004 ("Limitation Term") Licensee will not exploit, disclose or assist others in exploiting, using or disclosing, to compete or to assist others to compete, directly or indirectly, with the business of Franklin Covey, any Franklin Covey proprietary information or proprietary documents including, without limitation: (a) market, business or alliance strategies or initiatives; (b) training services pricing and material pricing information or strategies; (c) new product or training seminar concepts, or ideas; (d) financial or information technology initiatives, status or expectations; (e) market research results; (f) marketing and product strategies; (g) customer lists; and (h) vendor and supplier lists. The foregoing prohibition shall not apply to (i) information or documents already in the possession of Licensee on a non-confidential basis, (ii) information or documents which are, or become, available to the general public through no fault of Licensee, (iii) information or documents Licensee receives, without an obligation to Franklin Covey of confidence, from a third party who is rightfully in possession thereof, or (iv) information Franklin Covey has given Licensee written permission to disclose. Notwithstanding the foregoing provisions of this Paragraph 11, nothing herein shall prevent Licensee from doing business and competing in the training/learning industry, provided that (1) Licensee does not disclose Franklin Covey proprietary information or proprietary documents as stated above, and (2) during the Limitation Term Licensee does not personally work for or personally do business with the following entities: Electronic Data Systems, Shea Homes, Ritz-Carlton, Comcast, Campbell Soup and Avon. The previous sentence shall not preclude Licensee from contacting and interviewing employees of any of the foregoing entities to gather information and data to be used by Licensee in writing books and articles.

12.	Warranties and Indemnifications.

a.

Franklin Covey Warranties and Indemnification.Franklin Covey represents and warrants that Franklin Covey has good and valid title to the IP Assets licensed herein, free and clear of all liens, encumbrances and restrictions. Franklin Covey makes no warranties of merchantability or fitness for a particular purpose of the Assets or any other warranty other than that explicitly stated herein. Franklin Covey agrees to indemnify Licensee and hold it harmless against any and all claims, actions and judgments against Licensee regarding Franklin Covey's use of or contribution to the IP Assets, or Licensee's use of the IP Assets authorized by Franklin Covey, including claims of infringement of the rights of others except as provided herein. Franklin Covey shall not be liable for any unauthorized use of the IP Assets, the Trademarks or Derivative Works by Licensee or third parties not authorized by Franklin Covey. Franklin Covey shall not be liable for indirect, consequential , incidental or exemplary damages, including without limitation damages for loss of profit, revenues, savings, business interruption and the like.

b.

Licensee Warranties and Indemnification. Licensee represents and warrants that Licensee will use the IP Assets licensed herein in a manner conforming to the terms and conditions of this Agreement. Licensee agrees to indemnify Franklin Covey and hold it harmless against any and all claims, actions and judgments against Franklin Covey regarding the Derivative Works or Licensee's unauthorized use of the IP Assets, including claims of infringement of the rights of others as a result of Licensee's unauthorized actions or lack of actions. Licensee shall not be liable for any unauthorized use of the IP Assets, the Trademarks or the Derivative Works by Franklin Covey or third parties not authorized by Licensee or for any authorized use of the IP Assets, the Trademarks or the Derivative Works by Licensee.

13.	Termination.

a.

Material Breach This Agreement shall terminate if either party breaches or fails to comply with any of the material terms or conditions hereof after thirty (30) days' written notice from the other party of such breach or failure to comply, unless during the thirty days the breaching party cures the breach or failure to comply to the satisfaction of the non-breaching party.

b.

Return of IP Assets Within two (2) weeks following termination of this Agreement for any reason, Licensee shall provide to Franklin Covey all IP Assets, all Derivative Works and any copies thereof, and shall furnish Franklin Covey with written notice specifying that, through reasonable care and to the best of Licensee's knowledge, all IP Assets, Derivative Works and such other materials have been returned to Franklin Covey, including all copies or modifications thereof in any form.

c.

Cessation of Trademark Use. Upon termination of this Agreement for any reason, Licensee shall immediately cease from distribution or other use of any goods or services bearing the Trademarks or any trademarks used on Derivative Works. Licensee shall certify, in writing, to Franklin Covey within two (2) weeks following termination of this Agreement for any reason, that all remaining goods and materials bearing any Trademark and any trademarks used on Derivative Works have been destroyed.

d.

Surviving Provisions. The terms and provisions of Sections 3, 6, 7.d, 8, 10.d, 12 shall survive the termination of this Agreement. All payments under this Agreement are non-refundable upon termination of this Agreement.

14.	Miscellaneous.

a.

Notices. All notices under this Agreement are completed upon mailing, if mailed by registered or certified mail, postage prepaid or by facsimile transmission, with proof of receipt. The addresses of the parties, unless subsequently changed by written notice to the other, are as given hereunder. Notice to Franklin Covey shall be in care of the General Counsel's Office and to Licensee at the address given or such other address provided in writing to Franklin Covey.

b.

Independent Entities. Franklin Covey and Licensee are independent entities engaged in independent businesses. Each shall bear all the costs and expenses incurred in the performance of their respective duties under this Agreement. Neither Franklin Covey nor Licensee, nor any agent or employee of either, is an agent or employee of the other, nor shall anything contained herein be deemed to create a partnership or joint venture between the parties. Neither party has the right to control the other, except as expressly provided in this Agreement. Neither party to this Agreement has the right or authority to make any promise or representation or to assume or incur any liability or other obligation against or on the behalf of the other.

c.

Complete Agreement, Amendment. This Agreement is the complete and exclusive statement of the agreement between Licensee and Franklin Covey with regard to the subject matter of this Agreement and supersedes all proposals or prior agreements and understandings, whether oral or written, and all other communications relating to the subject matter of this Agreement. This Agreement may only be amended, or any provision herein waived, by written instrument executed by each party. No waiver of any provision hereof shall constitute a waiver of any provision, no shall such waiver constitute a continuing waiver unless otherwise expressly provided. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

d.

Assignment. Licensee may assign this Agreement to an entity organized and controlled by Licensee, including, without limitation, a company called "Home & Family Group, LLC." Except as allowed by the foregoing sentence, this Agreement is personal and specific to Licensee and shall not be transferred or assigned by Licensee except upon the express written consent of Franklin Covey. A change in control of Licensee shall constitute an assignment for purposes of this provision. As used in this Paragraph "controlled" and "control" means majority ownership.

e.

Prevailing Party Recovery. If a party brings an action in any court of law to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover its attorney's fees, costs and expenses incurred in connection with such action in addition to any other or further relief awarded by the court.

f.

Applicable Law and Forum. The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Utah. The parties agree that any action brought to enforce or construe the terms of this Agreement shall be brought in the state or federal courts within Salt Lake City County, State of Utah.

        IN WITNESS WHEREOF, the parties have signed and entered into the Agreement as of the Effective Date below.

EFFECTIVE DATE:	February 1,2003

/s/ STEPHEN M.R. COVEY Stephen M.R. Covey

FRANKLIN COVEY CO.

2200 West Parkway Boulevard
Salt Lake City, Utah 84119

By:  /s/ VAL J. CHRISTENSEN
Printed Name:  Val J. Christensen
Title:  Executive Vice President

SCHEDULE A

Licensee is granted a license to use the following Franklin Covey intellectual property pursuant to the provisions of the License of Intellectual Property:

The 7 Habits of Highly Effective Families:

The 7 Habits of Highly Effective Families book (soft cover and hard cover)
The 7 Habits of Highly Effective Families audios (tapes and CDs)
          •     7 Habits Family Audio set (4 tapes or 3 CD)
          •     Balancing work and family audio set (Tape only)
          •     Family mission statement audio set (Tape only)
          •     Building Family relationships audio set (Tape only)
The 7 Habits of Highly Effective Families proactive family guidebooks and manuals (custom and generic)
The 7 Habits of Highly Effective Families Participant Guide book
The 7 Habits of Highly Effective Families Facilitator kit Version 2.0
The 7 Habits of Highly Effective Families calendars (custom and generic)
The 7 Habits of Highly Effective Families planner supplements
The 7 Habits of Highly Effective Families Facilitator Guides and Manuals (custom and generic)
The 7 Habits of Highly Effective Families videos and DVDs
The 7 Habits of Highly Effective Families conversation cards
The 7 Habits of Highly Effective Families Family Information Booklet
The 7 Habits of Highly Effective Families marketing materials
The 7 Habits of Highly Effective Families Self-Certification process
The 7 Habits of Highly Effective Families 2-day certification process
The 7 Habits of a Highly Effective Air Force Family Participant Manual
The 7 Habits of a Highly Effective Air Force Family Activity Calendar
The 7 Habits of a Highly Effective Air Force Family 2 day certification process
The 7 Habits of a Highly Effective Air Force Family Measurement tool
The 7 Habits of Highly Effective Families Marriage Module Certification process
Marriage two-hour modules:
          •     Balancing Work and Marriage
          •     Foundations to Person and Marital Effectiveness
          •     Strengthening Marriage Relationships
The 7 Habits of Highly Effective Families Two hour modules:
          •     Balancing Work and Family
          •     Building Family Relationships
          •     Empowering Parents to Influence their Children
          •     A Mission Statement for Families Why Not?
          •     Organizationally it's Wise to Consider the Family
          •     The 7 Habits of Highly Effective Families overview
The 7 Habits of Highly Effective Families 2 day program measurement tool
Home and Family Performance assessment
Other products and tools Franklin Covey may create during the License term that are based on The 7 Habits of Highly Effective Families subject material

The Best of Both Worlds:

The Best of Both Worlds books (hard cover and soft cover)
The Best of Both Worlds audios (tapes and CDs)
The Best of Both Worlds videos and DVDs
The Best of Both Worlds guidebooks and manuals
The Best of Both Worlds facilitator guides
Other products and tools Franklin Covey may create during the License term that are based on The Best of Both Worlds subject material

The 7 Habits of Highly Effective Teens:

The 7 Habits of Highly Effective Teens book
The 7 Habits of Highly Effective Teens audios (books and CDs)
The 7 Habits of Highly Effective Teens journals
The 7 Habits of Highly Effective Teens Ultimate Activity Guide (personal workbook)
The 7 Habits of Highly Effective Teens workbooks, guidebooks and manuals
Introduction to The 7 Habits of Highly Effective Teens Success Guide (guidebooks, workbooks and manuals)
The 7 Habits of Highly Effective Teens Facilitator Guides, Workbooks and Manuals
The 7 Habits of Highly Effective Teens Videos and DVDs
The 7 Habits of Highly Effective Teens marketing materials
The 7 Habits of Highly Effective Teens 2-day certification process
The 7 Habits of Highly Effective Teens Self-Certification process
The 7 Habits of Highly Effective Teens 2 hour upgrade certification (For current SAW facilitators)
Other products and tools Franklin Covey may create during the License term that are based on The 7 Habits of Highly Effective Teens subject material